UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

CAPITAL MANAGEMENT INVESTMENT TRUST

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York, state of New York on the 6th day of March, 2017.

CAPITAL MANAGEMENT INVESTMENT TRUST
With Respect to Capital Management Small-Cap Fund

By:	/s/ W. Jameson McFadden
W. Jameson McFadden
President

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

CAPITAL MANAGEMENT INVESTMENT TRUST

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York, state of New York on the 6th day of March, 2017.

CAPITAL MANAGEMENT INVESTMENT TRUST
With Respect to Capital Management Mid-Cap Fund

By:	/s/ W. Jameson McFadden
W. Jameson McFadden
President

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

CAPITAL MANAGEMENT INVESTMENT TRUST

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York, state of New York on the 6th day of March, 2017.

CAPITAL MANAGEMENT INVESTMENT TRUST
With Respect to Wellington Shields All-Cap Fund

By:	/s/ W. Jameson McFadden
W. Jameson McFadden
President

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer